Exhibit 99.1

ARMSTRONG FLOORING COMPLETES THE ACQUISITION OF THE

VCT BUSINESS OF MANNINGTON MILLS

Lancaster, PA, June 12, 2017. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), North America’s largest producer of resilient and wood flooring products, today announced that it has closed on the previously announced definitive asset purchase agreement to acquire the Vinyl Composition Tile (VCT) business of Mannington Mills, a nationally recognized flooring company.

Armstrong Flooring intends to use its existing plant and distribution networks to accommodate the additional VCT volume from the acquisition in order to drive top and bottom line benefits through increased scale and capacity utilization.

“We are pleased to close on this strategic acquisition and strengthen our footprint in the well-structured VCT category,” said Don Maier, Chief Executive Officer. “This acquisition remains on track to drive accretive benefits to earnings in 2018 and marks an exciting step in our multi-pronged approach to achieve our medium-term goals. We look forward to providing customers with an expanded inventory selection backed by our expertise in VCT, as well as exceptional service from our strong distribution network.”

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire spaces where people live, work, learn, heal and play SM. Headquartered in Lancaster, Pa., Armstrong Flooring is the #1 manufacturer of resilient and wood flooring products across North America. The Company safely and responsibly operates 17 manufacturing facilities in three countries and employs approximately 3,900 individuals, all working together to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release, including without limitation those regarding our acquisition of the VCT business of Mannington Mills, the transactions contemplated thereby and any financial expectations related thereto, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Douglas Bingham

VP, Treasury and Investor Relations

717-672-9300

IR@armstrongflooring.com

Media:

Steve Trapnell

Corporate Communications Manager

717-672-7218

aficorporatecommunications@armstrongflooring.com

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